Exhibit 3.4

T Series Middle Market Loan Fund LLC

First Amended and Restated
Limited Liability Company Agreement

Dated as of October 13, 2021

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Table of Contents
(continued)

		Page

(j)	Notices to Members	32
(k)	Contract Construction; Headings; Counterparts	33

Article 13 — RESTRICTIONS ON CERTAIN INVESTORS		33

Section 13.1.	ERISA Members	33

Signature Pages of Members

Appendix I	Definitions

Schedule A	Schedule of Directors

Schedule B	Schedule of Officers

Exhibit 1	Investment Advisory Agreement

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First Amended and Restated Limited Liability Company Agreement

OF

T Series Middle Market Loan Fund LLC

This First Amended and Restated Limited Liability Company Agreement (the “Agreement”) of T Series Middle Market Loan Fund LLC (the “Company”) is entered into as of October 13, 2021 by MS Credit Partners Holdings Inc., a Delaware corporation (the “Initial Member”), as its sole member.

WHEREAS, pursuant to Section 23 of the Limited Liability Company Agreement of the Company, dated as of September 14, 2021 (the “Existing Agreement”), the Existing Agreement may be amended with the consent of the Initial Member;

NOW, THEREFORE, the Initial Member hereby amends and restates the Existing Agreement in its entirety and hereby agree as follows:

Article 1 — DEFINITIONS

Section 1.1.          Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto. Appendix I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

Article 2 — ORGANIZATION; POWERS

Section 2.1.          Formation of Limited Liability Company.

(a)         Formation. The Company was formed as a limited liability company with the name MS BDC 4 LLC under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on September 14, 2021 (as amended from time to time hereafter, the “Certificate”). The Company changed its name to “T Series Middle Market Investment Loan Fund LLC” on September 21, 2021 and to “T Series Middle Market Loan Fund LLC” on October 4, 2021 pursuant amendments to the Certificate filed with Secretary of State of the State of Delaware on September 21, 2021 and October 4, 2021, respectively.

(b)         Admission. Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Company’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission. Each such agreement and/or document described in this Section 2.1(b) may be executed on behalf of a Member by an authorized representative of the Company, as attorney-in-fact for such Member, with the same force and effect as if executed directly by the Member.

(c)         Name. The name of the Company is “T Series Middle Market Loan Fund LLC.”

(d)        Address. The registered office of the Company in the State of Delaware, and the registered agent for service of process on the Company at such address, shall be as specified in the Certificate or as is designated by the Member from time to time in accordance with the Delaware Act. The principal place of business of the Company shall be 1585 Broadway, New York, NY 10036, or such other place as the Company may determine from time to time.

Section 2.2.         Purpose; Powers. In furtherance of the investment objectives of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

Article 3 — MEMBERS, VOTING, AND CONSENTS

Section 3.1.         Names, Addresses and Subscriptions. The name, address and e-mail address, the number and class of Units held and the Commitment of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Units owned or the Member’s Commitment occurring pursuant to the terms of this Agreement.

Section 3.2.         Status of Members.

(a)         Limited Liability. No Member or former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Company except as provided in this Section 3.2(a) and to the extent otherwise required by law. Each Member and former Member shall be required to pay to the Company (i) any capital contributions that it has agreed to make to the Company pursuant to this Agreement and the applicable Subscription Agreement; (ii) the amount of any distribution that it is required to return to the Company pursuant to the Delaware Act; and (iii) the unpaid balance of any other payments that it is expressly required to make to the Company pursuant to this Agreement or pursuant to the applicable Subscription Agreement, as the case may be.

As used in this Agreement, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

(b)         Effect of Death, Dissolution or Bankruptcy. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 9.2(b) unless and until such Person is admitted as a substituted Member pursuant to Section 9.2. Any Transfer of the Units so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 9.

(c)         No Control of Company. Except as otherwise provided herein, no Member shall have the right or power to: (i) withdraw its capital contribution to the Company or reduce its Commitment; (ii) to the maximum extent permitted by law, cause the dissolution and winding up of the Company or (iii) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

(d)         Dual Status. A Member may hold both Common Units and, if issued, Preferred Units. A Member who holds both Common Units and Preferred Units shall be treated separately as a Common Unitholder with respect to its Common Units and as a Preferred Unitholder with respect to its Preferred Units, except as otherwise provided in this Agreement.

Section 3.3.         Admission of New Members; Commitments.

(a)         Initial Closing Date. Common Unitholders acquiring Common Units will each enter into a Subscription Agreement pursuant to which the Common Unitholder will agree to purchase Common Units for an aggregate purchase price equal to the portion of its requested capital commitment to the Company that is accepted by the Company (its “Commitment”), subject to this Agreement.

(b)         Subsequent Closings. The Company may hold closings subsequent to the Initial Closing Date (each date on which a subsequent closing is held, a “Subsequent Closing Date”); provided, that the admission of any additional Person as a Unitholder at any Subsequent Closing Date shall require the affirmative vote of a majority-in-interest of the then-outstanding Units of the Company, voting together as a single class.

(c)         Drawdowns. Common Unitholders agree to purchase Common Units for an aggregate purchase price equal to their respective Undrawn Commitments, payable at such times and in such amounts as required by the Company, in its sole discretion, following receipt of the required notice, as described below. Each Common Unitholder will be required to make capital contributions (up to the amount of its Undrawn Commitment) to purchase Common Units each time the Company delivers a drawdown notice (the “Drawdown Notice”), which will be delivered in respect of such Commitment at least ten (10) Business Days prior to the required funding date (a “Drawdown Date”) and shall set forth the amount, in U.S. dollars, of the aggregate purchase price (the “Drawdown Purchase Price”) to be paid by such Common Unitholder. Each Common Unitholder and the Company agrees that on each Drawdown Date, such Common Unitholder shall purchase from the Company, and the Company shall issue to such Common Unitholder, a number of Common Units equal to the Drawdown Unit Amount at an aggregate price equal to the Drawdown Purchase Price; provided, however, that in no circumstance will a Common Unitholder be required to purchase Common Units for an amount in excess of its Undrawn Commitment; provided, further, that the delivery of a Drawdown Notice to a Common Unitholder shall be the sole and exclusive condition to such Common Unitholder’s obligation to pay the Drawdown Purchase Price identified in such notice; and, provided, further, the Company has no obligation to request amounts from Common Unitholders pro rata in accordance with their respective Commitments and may request any Common Unitholder to fund more or less than its pro rata share or to require only certain Common Unitholders (but not require other Common Unitholders) to purchase Common Units on any Drawdown Date.

The obligation of Common Unitholders to fund Undrawn Commitment is without defense, counterclaim or offset of any kind.

“Drawdown Unit Amount” shall mean, for each Drawdown Date with respect to a Common Unitholder, a number of Common Units determined by dividing (i) the Drawdown Purchase Price by (ii) a price per Common Unit as determined by the Board or an appropriately designated committee of the Board prior to the issuance of such Units and in accordance with the limitations under Section 23 of the Investment Company Act (the “Price per Unit”). The Board, or an appropriately designated committee thereof, may set the Price per Common Unit above the net asset value per Unit based on a variety of factors, including the total amount of Company’s organizational and other expenses. The Price per Unit for the Initial Drawdown Date shall be $20.

“Undrawn Commitment” shall mean, with respect to a Common Unitholder, the amount of such Common Unitholder’s Commitment as of any date reduced by the aggregate amount of contributions made by that Common Unitholder at all previous Drawdown Dates.

Section 3.4.         Management and Control of Company.

(a)          Board of Directors.

(i)          The Company’s board of directors (the “Board of Directors” or the “Board”) will be composed of six directors (each, a “Director”), unless increased or decreased by a majority of the Directors. Directors need not be Members. The Board may designate a Chair of the Board (the “Chair of the Board”), who shall preside over the meetings of the Board of Directors and meetings of the unitholders, lead the Board of Directors in fulfilling its responsibilities as set forth in this agreement, and determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. In the absence of the Chair of the Board, meetings of the Board of Directors and meetings of the unitholders shall be presided over by the Chief Executive Officer of the Company (the “Chief Executive Officer”) to the extent he or she is a Director, or in the absence of the Chair of the Board of Directors and the Chief Executive Officer, by such other person as the Board of Directors may designate or the Directors present may select.

(ii)          Notwithstanding anything to the contrary herein, to the extent required by the Investment Company Act, at any time when there are outstanding Preferred Units, the Preferred Unitholders shall have the right, as a class, to elect (a) two additional Directors to the Board, but shall not elect or vote for the other Directors, and (b) if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units, a majority of the Directors, such majority to be achieved by adding sufficient number of new Directors to the Board, all of whom are elected by the Preferred Unitholders, who, together with the Directors set forth in clause (a), will constitute a majority of the Directors (such Directors under clause (a) or (b), as applicable, the “Preferred Appointed Directors”). In the event any Preferred Units are issued and outstanding, the Preferred Unitholders shall be entitled to elect the Preferred Appointed Directors at a meeting of the Members, which shall be called in the manner as provided in Section 3.6.

(iii)         Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, U.S. mail or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by U.S. mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the director and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or this Agreement. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(iv)        A majority of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act requires that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(v)         Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(vi)        Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee; provided, however, that this Section 3.4(a)(vi) shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act.

(vii)       As of the date of this Agreement, the names of Directors are set forth on Schedule A. Each Director will hold office until his or her death, resignation, retirement, disqualification or removal.

(viii)       A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).

(ix)         Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or secretary of the Company. Such resignation shall take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the Directors may be removed by (a) the affirmative vote of a majority of the full Board of Directors or (b) the affirmative vote of a majority-in-interest of the then-outstanding Units of the Company, voting together as a single class, provided, that any or all of the Preferred Appointed Directors may be removed pursuant to this clause (b) only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Preferred Units of the Company.

(x)          Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Director or other cause, shall be filled by (i) the appointment and affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director, and (ii) by the affirmative vote of a majority-in-interest of all the then-outstanding Units of the Company, voting together as a single class. Any Director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

(xi)         Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(b)          Committees of Board of Directors.

(i)          The Board may designate one or more committees, including but not limited to an Audit Committee (the “Audit Committee”) and a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), each such committee to consist of one or more of the Directors of the Company.

(ii)         The Audit Committee will be responsible for establishing guidelines and making recommendations to the Board regarding the valuation of certain of the Company’s loans and investments, selecting the Company’s independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements, preapproving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing the Company’s annual financial statements and periodic filings and receiving the Company’s audit reports and financial statements. At least one member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall be an Independent Director.

(iii)        The Nominating and Corporate Governance Committee will be responsible for selecting, researching and nominating qualified nominees to be elected to the Board, selecting qualified nominees to fill any vacancies on the Board or a committee of the Board (consistent with criteria approved by the Board), developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing the evaluation of the Board and management. Each member of the Nominating and Corporate Governance Committee shall be an Independent Director.

(iv)        Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(c)          Management by the Board.

(i)          The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided by law. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(ii)         The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, a Chief Executive Officer, a Chief Operating Officer, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on Schedule B.

(iii)         The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv)        Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 3.4(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.4(c). Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.4(c) may be revoked at any time by the Board.

(v)        The Board may authorize any Person, including any Officer, to sign on behalf of the Company.

(d)         Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including the power to cause the Company to (i) make any elections available to the Company under applicable tax or other laws, (ii) make any investments permitted under this Agreement, (iii) satisfy any Company obligations, or (iv) make any disposition of Company assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Company is hereby authorized to execute, deliver and perform, and the Officers are, and each hereby is, authorized to execute and deliver, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

Section 3.5.         Activities of Members. Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.5 or to any fees, income, profits or goodwill derived from such activities.

Section 3.6.         Meetings of Members.

(a)         Place of Meetings. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

(b)        Meetings. Meetings of Members may be called by the Board, the Chair of the Board or the Chief Executive Officer, or by Members holding at least 25% of the total number of Units in any class. The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board or the Chief Executive Officer.

(c)         Business at Meetings. For each meeting, only business specified in the Company’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

(d)        Quorum; Adjournments. Unless otherwise required by law, Members holding a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings; provided, that where a separate vote of Common Units and Preferred Units is required, the holders of a majority of all issued and outstanding Common Units and Preferred Units, as applicable, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to each such matter. Abstentions will be treated as Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the chair of the meeting or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

(e)         Remote Participation. Unless otherwise required by law, Members may participate in a meeting of the Members by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

Section 3.7.         Waiver of Notice. A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8.        Member Voting and Consents. Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.

If at any time Preferred Units have been issued and are outstanding, except as otherwise required by applicable law, any proposal:

(i)          affecting the Common Unitholders but not the Preferred Unitholders shall require approval by the requisite percentage in interest of the Common Unitholders;

(ii)         affecting the Preferred Unitholders but not the Common Unitholders shall require approval by the requisite percentage in interest of the Preferred Unitholders;

(iii)        affecting both Common Unitholders and Preferred Unitholders, shall require approval by the requisite percentage in interest of the Common Unitholders and the Preferred Unitholders, voting together as a single class.

Section 3.9.         Special Approvals. Notwithstanding anything to the contrary in this Article 3, in addition to any other consent that may be required, the consent of a majority-in-interest of the Common Unitholders shall be required to authorize the following actions:

(i)          Any material changes to the investment objective of the Company, as initially described in the Company’s Registration Statement on Form 10, as amended from time to time (the “Form 10”);

(ii)         The entry into any new credit facility or similar documents pursuant to which the Company or its subsidiaries incurs leverage (other than those already approved by the Common Unitholders as of the date of this Agreement);

(iii)        Any material amendments to credit facility or similar documents pursuant to which the Company or its subsidiaries incurs leverage;

(iv)        Any changes to the Company’s target leverage ratio from that described in the Form 10;

(v)         The listing of the Common Units (or any other securities issued by the Company) on any national securities exchange; and

(vi)        Material changes to the Company’s use of financial instruments for hedging purposes from that as initially disclosed in the Form 10.

Article 4 — INVESTMENTS AND ACTIVITIES

Section 4.1.         Investment Objectives. The investment objective of the Company is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle-market companies backed by financial sponsors, including first lien senior secured term loans, second lien senior secured term loans, higher-yielding assets such as mezzanine debt, unsecured debt, equity investments and other opportunistic asset purchases. Each investment held by the Company is referred to herein as an “Investment” and collectively, the “Investments.”

Section 4.2.         Borrowing.

(a)         General. The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: (i) to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), (ii) to incur and maintain other obligations (including in connection with derivative financial instruments), (iii) to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, (iv) to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees, (v) to become contingently liable with respect to indebtedness for borrowed money of any Person, and (vi) to enter into agreements, instruments and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees, in each such case. Without limiting the generality of the foregoing, the Company is authorized, at its option and without consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender or other holders other obligations or guarantees of the Company (i) any or all assets of the Company, including Investments and deposit or other accounts into which capital contributions are credited or deposited (the assets described in this clause (i) referred to herein as “Assets”) and/or (ii) some or all of the Undrawn Commitment of any of the Members, including the Company’s right to receive contributions of Undrawn Commitment and all rights and remedies related thereto and the obligations of any of the Members under their respective Subscription Agreements and this Agreement (the rights described in this clause (ii) referred to herein as “Assigned Rights,” and together with Assets, referred to herein as “Credit Support”); provided that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to this Agreement. For the avoidance of doubt, the Company may exclude from such Credit Support all or a portion of the Assigned Rights of any Common Unitholders that are Officers, Directors, certain significant Common Unitholders, and certain other Persons, to the extent restricted under, or considered by the Board to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Investment Company Act and the Sarbanes-Oxley Act of 2002, as amended.

In furtherance thereof and without limiting the generality thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify (i) to exercise from time to time Assigned Rights, (ii) to issue drawdown notices and to require all or any portion of such Undrawn Commitment to be contributed to the Company for purposes of paying such funds to a Lender or holder of such other obligations or guarantees, including by payment to an account or accounts pledged to a Lender or such holder, (iii) to exercise any right or remedy of the Company under this Agreement in respect of any Asset or Assigned Rights or in respect of any drawdown notice or Undrawn Commitment, and (iv) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (a) and (b), the “Lender Powers”); provided, that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law, and in connection therewith, each Member hereby agrees to cooperate with the Company with respect to the provision of such information and documentation.

Subject to applicable law, the Company is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Company has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Company.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the total amount of indebtedness outstanding at any time (including, for this purpose, the Preferred Units) shall not cause the Company to violate leverage requirements applicable to the Company, including Section 61 of the Investment Company Act.

(b)         Lender Acknowledgements. Each Member hereby acknowledges and agrees that the Company may, at any time, without further notice to or consent from a Member (except to the extent otherwise provided in this Agreement), grant security over and, in connection therewith, transfer its right to draw down Capital Commitments from the Member pursuant to, and in accordance with the terms and conditions of, such Member’s Subscription Agreement, and the Company’s right to receive the purchase price for Common Units thereunder to lenders or other creditors or holders of other obligations or guarantees of the Company, in connection with any indebtedness, guarantee or surety of the Company (such right of the Company with respect to the Subscriber, collectively, the “Assigned Rights”); provided that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to the applicable Subscription Agreement.

(c)         Beneficiary Rights. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.2 and Appendix II.

Section 4.3.         Preferred Units. Without the consent of any Common Unitholder, the Board may cause the Company to issue one class of Preferred Units, which Preferred Units would have rights senior to those of the Common Units, and such other characteristics as the Board may determine, but, for so long as the Company operates as a BDC, in a manner that complies with the legal requirements applicable to a BDC. Prior to the issuance of a series of Preferred Units, the Board shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption.

Section 4.4.         Distributions. Subject to the discretion of the Board of Directors, the requirements of Section 852(a) of Subchapter M of the Code, the terms of any Financings or other obligations or Preferred Units and any other applicable legal requirements, the Company intends to (i) authorize and declare cash distributions on a monthly basis and pay such distributions on a monthly basis, which may be funded from any sources of funds available to the Company, and (ii) distribute substantially all of its investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code, for any such taxable year.

Depending on the level of taxable income and net capital gain earned in a year, the Company may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

Upon liquidation of the Company pursuant to Article 8, after payment or provision for payment of the Company’s debts and other liabilities and subject to the prior rights of any outstanding Preferred Units, the Company’s remaining net assets will be distributed among Common Unitholders equally on a per Common Unit basis (subject to the payment of the fees pursuant to the Investment Advisory Agreement, the reimbursement of expenses and other fees pursuant to the Administration Agreement, and other Company expenses).

Section 4.5.         Return of Capital Distributions. Any portion of distributions made by the Company to the Common Unitholders during the Investment Period which represents a return of such Common Unitholders’ capital contributions to the Company, as determined by the Board, shall not increase the Common Unitholders’ Undrawn Commitments and may not be redrawn down by the Company.

Section 4.6.         Recycling. Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any Financing or other obligations or Preferred Units, proceeds realized by the Company from the sale or repayment of any Investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such Investment), may be retained and reinvested by the Company. Any amounts so reinvested will not reduce a Common Unitholder’s Undrawn Commitment.

Article 5 — FEES AND EXPENSES; ADVISORY AGREEMENT;
Administration Agreement

Section 5.1.         Company Expenses. The Company’s primary operating expenses (the “Company Expenses”) include the payment of: (i) investment advisory fees pursuant to the Investment Advisory Agreement; (ii) costs and other expenses payable MS Private Credit Administrative Services LLC (the “Administrator”) in performing its administrative obligations under the Administration Agreement; and (iii) other organizational and operating expenses as may be incurred by or on behalf of the Company, as set forth in the Investment Advisory Agreement and the Administration Agreement (as defined below).

Section 5.2.         Investment Advisory Agreement. The Company shall enter into an Investment Advisory Agreement with the Investment Adviser for investment advisory and management services, which, as of the date of this Agreement, shall be in substantially the form attached hereto as Exhibit I.

Section 5.3.        Administration Agreement. The Company shall enter into an administration agreement (the “Administration Agreement”) with the Administrator for furnishing the Company with administrative services necessary to conduct its day-to-day operations, in substantially the form attached hereto as Exhibit II.

Article 6 — CAPITAL OF THE COMPANY

Section 6.1.        Obligation to Contribute.

(a)            General. The Company will issue Common Units to investors from time to time in accordance with the provisions of this Agreement. Such Common Units will be issued through drawdowns on specific Drawdown Dates, with Common Unitholders required to contribute all or a portion of their Undrawn Commitments in exchange for Common Units as set forth in this Agreement.

(b)            Investment Period. Prior to the expiration of the Investment Period, additional amounts may be drawn down pursuant to Article 3 for any purpose contemplated under this Agreement. After the expiration of the Investment Period, the Company may draw down Commitments to the extent necessary to:

(i)          pay, and/or establish reserves for, actual or anticipated Company expenses, liabilities, including the payment or repayment of financings, or other obligations, contingent or otherwise (including the fees payable to the Investment Adviser pursuant to the Investment Advisory Agreement), whether incurred before or after the end of the Investment Period;

(ii)         to fulfill investment commitments made or approved by the Investment Adviser prior to the expiration of the Investment Period or complete investments or obligations (including guarantees) in any transactions for which it has entered into a letter of intent, memorandum of understanding, written bid letter, written agreement in principle, or binding written agreement as of the end of the Investment Period (including investments that are funded in phases);

(iii)       fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rates relating to such additional investment) and/or

(iv)       for the Company to comply with applicable laws and regulations, including the Investment Company Act and the Code.

(c)            No Interest. No interest shall accrue on any Common Unitholder’s contribution.

Section 6.2.        Failure to Make Required Payment. Except as otherwise provided in this Agreement, if a Common Unitholder fails to make a required capital contribution or other required payment to the Company, in part or in full, and such default remains uncured for a period of ten Business Days, the Company shall be permitted to declare such Common Unitholder (any such Common Unitholder, a “Defaulting Unitholder” and, collectively with any other Common Unitholders declared to be in default, the “Defaulting Unitholders”) to be in default of its obligations and shall be permitted to pursue one or any combination of the following remedies:

(i)         The Company may prohibit the Defaulting Unitholder from purchasing additional Units on any future Drawdown Date.

(ii)        Fifty percent (50%) of the Units then held by the Defaulting Unitholder may be automatically forfeited and transferred on the books of the Company to all other Common Unitholders (other than any other Defaulting Unitholders), pro rata in accordance with their respective number of Common Units held; provided, however, that no Common Units shall be transferred to any other Common Unitholder pursuant to this Section 6.2 in the event that such transfer would (x) violate the Securities Act, the Investment Company Act or any state (or other jurisdiction) securities or blue sky laws applicable to the Company or such transfer, (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent any other Common Unitholder from receiving a partial allocation of its pro rata portion of Common Units); provided, further, that any Common Units that have not been transferred to one or more other Common Unitholders pursuant to the previous proviso shall be allocated among the other participating Common Unitholders pro rata in accordance with their respective number of Common Units held. The mechanism described above is intended to operate as a liquidated damage provision since the damage to the Company and the other Common Unitholders resulting from a default by the Defaulting Unitholder is both significant and not easily susceptible to precise quantification. By purchasing Common Units, each Common Unitholder agrees to this Section 6.2 and acknowledges that the automatic transfer of one-half of its Units constitutes a reasonable liquidated damage remedy for any default in the Common Unitholder’s obligation of the type described.

(iii)       To the maximum extent permitted by applicable law, the Defaulting Unitholder hereby makes, constitutes and appoints the Company with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Unitholder with respect to its Units, at every regular, special or adjourned meeting of Members and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Members other than Defaulting Unitholders or, in the absence of any such Members, in the discretion of the proxy.

(iv)      The Company may pursue any other remedies against the Defaulting Unitholder available to the Company at law or in equity. No course of dealing between the Company and any Defaulting Unitholder and no delay in exercising any right, power or remedy conferred in this Section 6.2 or now or hereafter existing at law or in equity or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the Company may in its discretion institute a lawsuit against the Defaulting Unitholder for specific performance of its obligation to pay any Drawdown Purchase Price or other required payment to the Company pursuant to this Agreement and to collect any overdue amounts hereunder. Notwithstanding any other provision of this Agreement, each Member agrees (i) to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Company in connection with the enforcement of this Agreement against the Member sustained as a result of any default by such Member and (ii) that any such payment shall not constitute payment of a Drawdown Purchase Price or reduce such Member’s Commitment.

Upon a default, the Company may, in its discretion, require each non-Defaulting Unitholder to make an additional capital contribution (not to exceed its then Undrawn Commitment) in respect of such overdue capital contribution. The funding of the overdue capital contribution by the non-Defaulting Unitholders will not alter the Defaulting Unitholder’s obligations to the Company, including any obligation to make future capital contributions or other required payments. The amounts that are paid by non-Defaulting Unitholders will reduce the remaining Undrawn Commitments of the non-Defaulting Unitholders.

Each Member agrees that this Section 6.2 is solely for the benefit of the Company and shall be interpreted by the Company against any Defaulting Unitholder in the discretion of the Company. Each Member further agrees that such Member cannot and will not seek to enforce this Section 6.2 against the Company or any other investor in the Company.

Article 7 — DURATION OF THE COMPANY

Section 7.1.        Term and Termination of the Company. The term of the Company shall continue until the fourth anniversary of the expiration of the Investment Period, subject to extension for up to an additional one-year period pursuant to the Investment Adviser’s recommendation with the approval of the Board of Directors and the approval of the Members, unless the Company is sooner dissolved, each as provided in this Section 7.1, or by operation of law. The Company shall be dissolved (i) upon the expiration of its term (as such term may be extended pursuant to this Agreement), (ii) at any time upon (a) the affirmative vote of a majority of the full Board of Directors and (b) the affirmative vote of a majority-in-interest of the then-outstanding Units of the Company, voting together as a single class, (iii) if there are no Members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act, or (iv) upon the entry of a decree of judicial dissolution under the Delaware Act.

Section 7.2.        Sale or Merger. Subject to any restrictions of the Investment Company Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Company’s assets in a single transaction or series of transactions, or approve on behalf of the Company, the sale, exchange or disposition of all or substantially all of the Company’s assets. The Board may also cause the sale of all or substantially all of the Company’s assets under foreclosure or other realization without the consent of any Members.

Article 8 — LIQUIDATION OF ASSETS ON DISSOLUTION

Section 8.1.        General. Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

Section 8.2.        Liquidating Distributions; Priority. Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(i)          First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the fees pursuant to the Investment Advisory Agreement and the reimbursement of expenses and other fees pursuant to the Administration Agreement;

(ii)        Second, to the satisfaction of the prior rights of any outstanding Preferred Units, if issued; and

(iii)       Thereafter, among the Common Unitholders equally on a per Common Unit basis.

Section 8.3.        Duration of Liquidation. Such time as the Board determines in its sole discretion shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

Section 8.4.         Liability for Returns. None of the liquidator, the Directors, the Officers, the Investment Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

Section 8.5.         Post-Dissolution Investments and Drawdowns. Notwithstanding anything to the contrary set forth in this Article 8, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

Article 9 — LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS

Section 9.1.        Transfers of Units.

(a)            General. No assignment, pledge, mortgage, hypothecate, gift, sale or other disposition or encumbrance (collectively, “Transfer”) of a Member’s Units, including a Transfer of solely an economic interest or such Member’s Commitment, in whole or in part, shall be made other than pursuant to this Section 9.1. Any attempted Transfer of all or any part of a Member’s Units in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Units will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

(b)            Consent of Company. The prior written consent of the Company, which may be given or withheld in its sole discretion for any or no reason, shall be required for any Transfer of all or part of any Member’s Units, including a Transfer of solely an economic interest in the Company. In any event, the consent of the Company may be withheld including, without limitation, (i) if the creditworthiness of the proposed transferee, as determined by the Company in its sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (ii) if the Company does not receive an opinion of counsel (who may be counsel for the Company) satisfactory in form and substance to the Company that provides:

(i)          such transfer would not violate the 1933 Act, Investment Company Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Units to be transferred; and

(ii)         in the case of a transfer to a Plan or a “controlling person,” such transfer would not be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

(c)            Reimbursement of Transfer Expenses. As a condition to the effectiveness of any transfer, the transferor or transferee shall pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred in connection with the assignment which may be effected as an offset to amounts otherwise distributable.

Section 9.2.        Admission of Substituted Members.

(a)            General. Any transferee of a Member’s Units transferred in accordance with the provisions of this Article 9 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement and upon obtaining the Company’s prior written consent. Any transfer of Units in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Units and will not be treated as a Member for any purpose.

(b)            Effect of Admission. The transferee of Units transferred pursuant to this Article 9 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Commitment and Undrawn Commitment of the transferor with respect to the applicable class of Unit being transferred shall become the applicable Commitment and Undrawn Commitment, respectively, of the transferee, to the extent of the Units transferred. Each Member agrees that, notwithstanding the transfer of all or any fraction of its Units, as between it and the Company it shall remain liable for its Commitment prior to the time, if any, when the purchaser, assignee or transferee of such Units, or fraction thereof, becomes a holder of such Units. If a transferee is not admitted to the Company as a substituted Member, (i) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (ii) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(c)            Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article 9 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall (i) continue to treat the transferor as the sole owner of the Units purportedly transferred in all respects, (ii) make no distributions to the purported transferee and incur no liability for distributions made in good faith to the transferor and (iii) not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

Article 10 — LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 10.1.       Limitation of Liability. To the fullest extent permitted by applicable law, none of the Company’s Officers, Directors or employees will be liable to the Company or to any Member for any act or omission performed or omitted by any such person (including any acts or omissions of or by another Officer, Director or employee), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Section 10.2.       Indemnification.

(a)            Third Party Actions. The Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)            Actions by or in the Right of the Company. The Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)            Expenses. To the extent that a present or former Director or Officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.2(a) or Section 10.2(b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)            Determinations. Any indemnification under Section 10.2(a) or Section 10.2(b), (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director or Officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)          by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, even though less than a quorum;

(ii)         by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum; or

(iii)        by independent legal counsel in a written opinion, if there are no such Directors, or such Directors so direct.

(e)            Right to Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an Officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or Officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 10.2. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate, except that if such civil, criminal, administrative or investigative action, suit or proceeding is brought by the Company against an Officer or a Director who is an affiliate of the Company’s current or former investment adviser, then the approval of the Members shall be required to advance such expenses.

(f)            Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of unitholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g)            Certain Definitions.

(i)          For purposes of this Article 10, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, Officers, and employees or agents, so that any person who is or was a Director, Officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a Director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 10 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation of its separate existence had continued.

(ii)         For purposes of this Article 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, Officer, employee or agent of the Company which imposes duties on, or involves services by, such Director, Officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article 10.

Section 10.3.       Nature of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 10.4.       Insurance. The Company shall have power to purchase and maintain insurance (at the Company’s expense) on behalf of any person who is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, Officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article 10.

Section 10.5.      Limitation by Law. If any Indemnified Person or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in Section 10.1 and the indemnification provisions set forth in Section 10.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

Article 11 — AMENDMENTS

Section 11.1.      Amendments.

(a)            By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, together with the prior written consent of:

(i)          If no Preferred Units have been issued and are outstanding, a majority-in-interest of the Common Unitholders; and

(ii)         If Preferred Units have been issued and are outstanding:

(1)	in the case of an amendment not affecting the rights of the Preferred Unitholders, a majority-in-interest of the Common Unitholders,

(2)	in the case of an amendment not affecting the rights of the Common Unitholders (including rights or protections with respect to tax consequences of Common Unitholders), a majority-in-interest of the Preferred Unitholders, and

(3)	in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Common Unitholders) of both the Common Unitholders and the Preferred Unitholders, a majority-in-interest of the Common Unitholders and a majority-in-interest of the Preferred Unitholders.

(b)            Without Consent. Notwithstanding the provisions of Section 11.1(a), the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(i)          to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(ii)         to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(iii)        to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U.S. Department of the Treasury, the U.S. Internal Revenue Service, the Board of Governors of the U.S. Federal Reserve or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in the best interest of the Company;

(iv)        as it determines in good faith to be necessary or appropriate to enable any Member to comply with any applicable law, rule or regulation; provided, that such amendment does not materially adversely affect the rights granted to or liabilities of any other Member; or

(v)         to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member,

provided, however, that no amendment shall may be made pursuant to clauses (i) through (iv) above if such amendment would (1) subject any Member to any adverse economic consequences (which, for the avoidance of doubt, include any increase in a Member’s Commitment or a request for capital contributions above the Undrawn Commitment of such Member) without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members.

(c)            Consent to Amend Special Provisions. Notwithstanding the provisions of Section 11.1(a), any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

Article 12 — ADMINISTRATIVE PROVISIONS

Section 12.1.      Keeping of Accounts and Records; Certificate of Formation; Administrator.

(a)            Accounts and Records. At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company shall also maintain: (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any document described in clause (i) or (ii) has been executed by the Company; (iv) a current list of the name, address, Commitments and taxpayer identification number, if any, of each Member; (v) copies of all tax returns filed by the Company; and (vi) all financial statements of the Company for each of the prior seven years. These books and records shall at all times be maintained in accordance with the Company’s record retention policy.

(b)            Certificate of Formation. The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

Section 12.2.      Valuation. The fair value of the Company’s assets will be determined pursuant to a valuation policy approved by the Board.

Section 12.3.      Notices. Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by overnight courier service (for delivery within two or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Company in New York, New York, or to such other address or email address as the Company may from time to time specify by notice to the Members.

Any written notice required to be given to a Members shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or email address as such Member shall have specified in writing to the Company; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section and the Subscription Agreement.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(i)          on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(ii)         on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(iii)        on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

Section 12.4.      Accounting Provisions.

(a)            Fiscal Year. For U.S. federal income tax purposes, the Company’s year is the calendar year, unless otherwise required by the Code or permitted by applicable law. For financial reporting purposes, the Company’s fiscal year is a calendar year ending December 31.

(b)            Independent Auditors. The Company’s independent public auditors shall be Deloitte & Touche LLP, or another public accounting firm of similar standing, as determined by the Board of Directors.

Section 12.5.      Tax Provisions.

(a)            Classification of the Company as Corporation for Tax Purposes.

(i)         The Company intends to file an election with the Internal Revenue Service to cause it to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes as of the Initial Drawdown Date.

(ii)        The Company will use reasonable best efforts to qualify as a BDC and a RIC no later than the first calendar year in which the Company anticipates it will have significant amounts of net income.

(iii)        Once the Company has elected RIC status, the Board will use reasonable best efforts to maintain the Company’s status as a RIC.

(b)            RIC Requirements. From and after the Initial Drawdown Date, the Board shall seek to cause the Company to meet any requirements under the Code necessary to obtain and maintain RIC qualification for U.S. federal income tax purposes, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

(c)            Tax Information. The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information (including an appropriate completed and executed Internal Revenue Service Form W-8) and take any further action requested by the Company, and that the Company may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company.

Section 12.6.       General Provisions.

(a)            Power of Attorney. Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Company as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate of the Company required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Commitments or Undrawn Commitments of the Common Unitholders or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any tax filings of the Company, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including a Certificate of Cancellation of the Company’s Certificate); (ii) to make, execute, sign, deliver and acknowledge any instrument, agreement, indemnity or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute and sign any documents, instruments and certificates necessary to sell the Common Units of any Defaulting Unitholder; and (v) to file, prosecute or defend litigation, other claims or arbitration on behalf of the Company.

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph.

By way of clarification, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Company, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member, (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee, (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same or the Transfer of all or any of such Member’s Units, and (iv) extend to such Member’s successors, assigns and legal representatives. Each Member, at the request of the Company, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Company pursuant to this power of attorney, this Agreement shall prevail. The Company may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

(b)            Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

(c)            Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

(d)            Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e)            Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(f)            Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(g)            Securities Law Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

(h)            Confidentiality.

(i)         Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (a) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any person who is not involved with such Member’s investment in the Company and either (i) one of such Member’s employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with such Member who has a need to know such information in connection with their responsibilities with such Member, (ii) an attorney, consultant or accountant engaged by such Member, or (iii) a person agreed to in writing by the Member and the Company, and (b) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Units and the Company, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Company), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member. Each Member also agrees that they will not obtain or attempt to obtain (lawfully or unlawfully) any information, that a reasonable person would consider personal, pertaining to another Member of the Company.

(ii)        Each Member further agrees that (a) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this Section 12.6(h), (b) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 12.6(h), unless it obtains the prior written consent of the Company or such disclosure is permitted as described below, (c) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this Section 12.6(h) to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (d) the Company may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents or other information relating to the Company to any person not described in (a), (b) or (c) above.

(iii)       Each Member agrees to comply with all laws, including securities laws, concerning confidential information, and such Member agrees that it shall not trade in the securities of any issuer about which such Member receives material non-public information in connection with its investment in the Company or in its capacity as a unitholder and shall refrain from such trading until any material non-public information no longer constitutes material non-public information.

(iv)      Each Member hereby represents and warrants that, except as disclosed to the Company in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the US Freedom of Information Act, or any comparable laws or regulations of any US or non-US jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Company or their investment in the Company (collectively, “Disclosure Laws”).

(v)       The terms of this Section 12.6(h) shall apply indefinitely to information related to the Company except to the extent (a) such information is in the public domain (other than as a result of any action or omission of a Member or any person to whom such Member has disclosed such information) or (b) such information in the opinion of legal counsel of the Member (which such legal counsel, in the case of a Member which is an institutional investor, may be staff or in-house counsel regularly employed by such institutional investor) is required by applicable law or regulation to be disclosed, in which case Member shall first notify the Company of such requirement (unless such notification is prohibited by law) so that the Company may pursue a protective order or other appropriate remedy or waive compliance with the terms of this Section 12.6(h), and if a protective order or other appropriate remedy is not obtained, or if the Company waives compliance with the terms of this Section 12.6(h), then such Member shall disclose only that portion of confidential information such Member is advised by counsel is legally required to be disclosed and shall use its commercially reasonable efforts to protect the confidentiality of such information disclosed, including by requesting that confidential treatment be accorded such information. In addition, upon receipt by the Company of written notice from such Member of a public disclosure request, the Company may, in its sole discretion, cause the Transfer of such Member’s Units if the Company determines, in its sole discretion, that the disclosure of this information could adversely affect the Company, the Company’s investors or the Investment Adviser. The right of the Company to cause the Transfer of such Member’s Units as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Company and/or the Investment Adviser to compulsorily Transfer such Member’s Units. The Member further agrees to return any information relating to the Company upon the Company’s request therefor.

(vi)      To the extent that the Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement would potentially cause the Member or any of its affiliates to disclose information relating to the Company, its affiliates and/or any of the Company’s investments, the Member hereby agrees that it will promptly notify the Company of such requested disclosure, and the Member (a) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (1) such Member is advised by counsel (which in the case of a Member that is an institutional investor may be in-house counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure, (2) the Company does not object in writing to such disclosure within ten Business Days (or such lesser time period as stipulated by the applicable law) of such notice or (3) such disclosure solely relates to fund level, aggregate performance information (i.e., aggregate cash flows, total returns, the year of formation of the Company, and such Member’s own Commitment and Undrawn Commitment), and does not include (I) any confidential information relating to individual portfolio entities, (II) copies of the Member’s subscription agreement for Units and related documents or (III) any other confidential information not referred to in clause (C) above; and (b) acknowledges and agrees that notwithstanding any other provision of this Agreement, the Company may in order to prevent any such potential disclosure that the Company determines in good faith is likely to occur (1) withhold all or any part of the information otherwise to be provided to the Member other than the fund level, aggregate performance information specified in clause (C) above, (2) provide to the Member access to such information only via an Internet website in password protected, non-downloadable- non-printable format, (3) to the maximum extent permitted by law, require the Member to return any copies of any such information provided to it by the Company and/or (4) make any such information available to the Member at the Company’s offices (or, at the request of the Company, the offices of counsel to the Company) or at the office of another third-party that has agreed to keep such information confidential; provided, that the Company shall not withhold any such information if the Member confirms in writing to the Company, based on the advice of counsel, that compliance with the procedures provided for in this Section 12.6(h) is legally sufficient to prevent such potential disclosure. For greater certainty, it is understood that a Member that is subject to FOIA, any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement and that maintains an established policy that was previously provided to the Company in writing (including pursuant to an Other Agreement), or regular practice with respect to the disclosure of the fund level, aggregate performance information permitted to be disclosed pursuant to clause (C) of this Section 12.6(h) may disclose such information without prior notice to the Company.

(vii)      Each Member further agrees that the Investment Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Investment Adviser determines in its discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential.

(viii)     For purposes of this Section 12.6(h), “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Investment Adviser by, a Member in respect of the Company or their Units, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its affiliates and the Company, the Investment Adviser, the distributor or placement agent or their respective affiliates.

(ix)       Each Member acknowledges and agrees that: (i) the Company and the Investment Adviser would suffer irreparable injury if such Member was to violate any provision of this Section 12.6(h) and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that such Member breaches or threatens to breach any provision of this Section 12.6(h), in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Investment Adviser shall be entitled to specific performance and injunctive or other equitable relief to enforce any and all of the provisions of this Section 12.6(h) and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Investment Adviser by this Section 12.6(h) shall be in addition to any and all other remedies available to the Company and the Investment Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(x)       Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Units (including the tax treatment and tax structure of any Company transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of (a) the offering and ownership of the Units and (b) any transactions by the Company, and does not include information relating to the identity of the Company or its affiliates. Nothing in this paragraph shall be deemed to require the Investment Adviser to disclose to you any information that the Investment Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(xi)       Each Member acknowledges that the Company, the Investment Adviser or its affiliates and/or service providers to or agents of the Company or the Investment Adviser may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Company and its Members including, but not limited to, investments held by the Company or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Company directly or indirectly invests, or (ii) any Lender to, counterparty of or service provider to the Investment Adviser or the Company, and each Member hereby consents to such disclosure.

(xii)      Each Member agrees to provide the Company at any time during the term of the Company with such information as the Company determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of the Members from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(xiii)     Notwithstanding the foregoing, the provisions of this Section 12.6(h) shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

(i)            Fixing the Record Date. In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is give or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(j)            Notices to Members. The Company will notify the Members (i) as soon as reasonably practicable following any amendment to the PPM, and (ii) within 45 Business Days of a change in the independent auditors of the Company (including in the notification a general description of the reasons therefore and the name of the new independent auditors).

(k)            Contract Construction; Headings; Counterparts. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Notwithstanding the provisions of this Agreement or any Subscription Agreement, without any further act, approval or vote of any Member, the Company may enter into side letters or other writings with individual Members which have the effect of establishing rights under, or, to the extent permitted by law, altering or supplementing, the terms of, this Agreement, any Subscription Agreement of such Member, or any other document entered into by the Company (an “Other Agreement”). This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and to the extent of any conflict between this Agreement or a Member’s Subscription Agreement on the one hand, and an Other Agreement of a Member on the other, the terms of such Other Agreement shall control between the Company and such Member. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

Article 13 — RESTRICTIONS ON CERTAIN INVESTORS

Section 13.1.       ERISA Members. The Company shall use reasonable best efforts to ensure that “benefit plan investors” hold less than twenty five percent (25%) of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation).

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of T Series Middle Market Loan Fund LLC as of the day, month and year first above written.

COMPANY:

T Series Middle Market Loan Fund LLC

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Director

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of T Series Middle Market Loan Fund LLC as of the day, month and year first above written.

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Common Units in the Company, to be admitted to the Company as a Member and to be bound by the terms of the Agreement:

MS Credit Partners Holdings Inc.

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Authorized Officer

[Signature page to LLC Agreement]

APPENDIX I

T Series Middle Market Loan Fund LLC

Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Administration Agreement	As set forth in Section 5.3.

Administrator	As set forth in Section 5.1.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Investment Adviser, but Portfolio Companies or portfolio companies of any other investment vehicle advised by the Investment Adviser or its Affiliates shall not be considered Affiliates of the Board, the Investment Adviser, any Officer, any member of the Board or any member or manager of the Investment Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	As set forth in the introductory paragraph to this Agreement.

Assets	As set forth in Section 4.2(a).

Assigned Rights	As set forth in Section 4.2(a).

Audit Committee	As set forth in Section 3.4(b)(i).

BDC	A business development company as defined in Section 2(a)(48) of the Investment Company Act.

Board or Board of Directors	As set forth in Section 3.4(a)(i).

Business Day	Any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Certificate	As set forth in Section 2.1(a).

Chair of the Board	As set forth in Section 3.4(a)(i).

Chief Executive Officer	As set forth in Section 3.4(a)(i).

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Commitment	As set forth in Section 3.3(a).

Common Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Common Units of the Company.

Common Units	Common units of limited liability company interests in the Company.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in Section 5.1.

Credit Support	As set forth in Section 4.2(a).

Defaulting Unitholder or Defaulting Unitholders	As set forth in Section 6.2.

Delaware Act	As set forth in Section 2.1(a).

Director	As set forth in Section 3.4(a).

Disclosure Laws	As set forth in Section 12.6(h)(iv).

Drawdown Date	As set forth in Section 3.3(c).

Drawdown Notice	As set forth in Section 3.3(c).

Drawdown Purchase Price	As set forth in Section 3.3(c).

Drawdown Unit Amount	As set forth in Section 3.3(c).

ERISA	As set forth in Section 4.2(a).

ERISA Member	Any Member that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA and subject to Part 4 of Title I of ERISA, (b) a “plan”, as defined in Section 4975(c)(1) of the Code, to which the provisions of Section 4975 of the Code are applicable, or (c) any other entity or account, any of the assets of which constitute “plan assets”, within the meaning of ERISA, of a plan described in (a) or (b) above.

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Existing Agreement	As set forth in the introductory paragraph of this Agreement.

Financing	As set forth in Section 4.2(a).

FOIA	As set forth in Section 12.6(h)(vi).

Form 10	As set forth in Section 3.9(i).

former Members	As set forth in Section 3.2(a).

GAAP	As set forth in Section 12.1(a).

Indemnified Person	As set forth in Section 10.1.

Independent Director	As set forth in Section 3.4(a)(viii).

Initial Closing Date	The first date on which the Company accepts Subscription Agreements relating to the purchase of Common Units from Persons other than the Initial Member.

Initial Drawdown Date	The first date on which investors (other than the Initial Member) are required to contribute capital for the purchase of Common Units, which is also the first date on which the Company will issue Common Units other than to the Initial Member.

Initial Member	As set forth in the preamble.

Investment or Investments	As set forth in Section 4.1.

Investment Adviser	MS Capital Partners Adviser Inc., a Delaware corporation, or any successor thereto.

Investment Advisory Agreement	That certain investment advisory agreement pursuant to which the Investment Adviser will act as investment adviser to the Company, as in effect from time to time

Investment Company Act	The Investment Company Act of 1940, as amended.

Investment Period	The period beginning on the Initial Closing Date and ending on the date that is (i) one year after the receipt of notice by the Company from a majority-in-interest of the then-outstanding Units of the Company, taken together as a single class, of a desire to terminate the Investment Period, provided that no such notice may be delivered prior to the fourth anniversary of the Initial Closing Date or (ii) the date on which the Company provides notice to the Members of the termination of the Investment Period, in each case, unless earlier terminated as a result of a Key Person Event.

Key Person Event

Any event or circumstance that results in, during the Investment Period, fewer than three Key Persons (as defined below) satisfying the Required Involvement (as defined below). Upon the occurrence of a Key Person Event, the Company shall promptly send written notice of the Key Person Event to the Members. If prior to or during the one hundred twenty (120) day period following the sending of such written notice (the “Notice Period”), the Key Persons (who are the subject of such Key Person Event) have not been replaced by the Investment Adviser with a Qualified Replacement (as defined below), the Company shall convene a meeting of the Company’s Members to be held no later than thirty (30) days following the expiration of the Notice Period for the purpose of determining whether the Investment Period shall be continued (the “Key Person Meeting”), which shall require approval of the holders of a majority-in-interest of the outstanding Common Units.

A “Key Person” is defined as each of David N. Miller, Jeffrey S. Levin, Jeffrey Day, Kunal Soni, Sean Sullivan, and David Kulakofsky and each of their respective Qualified Replacements (if any). A “Qualified Replacement” is defined as a senior investment professional selected by the Investment Adviser and approved by Morgan Stanley Investment Management.

“Required Involvement” means (x) with respect to each of Jeffrey S. Levin, Jeffrey Day, Kunal Soni, Sean Sullivan, and David Kulakofsky, being actively involved in and devoting sufficient time to the business and affairs of the Company and (y) with respect to David N. Miller, devoting sufficient time to the business and affairs of Morgan Stanley Private Credit & Equity, in each case, as deemed reasonably necessary by the Investment Adviser.

If a majority-in-interest of the then-outstanding Units of the Company, voting together as a single class, vote in favor of the proposal to continue the Investment Period, the Investment Period shall be continued, and the Members will be obligated to fund capital contributions as if a Key Person Event had never occurred. Otherwise, the Investment Period shall be deemed to have terminated as of the date of the Key Person Meeting. For the avoidance of doubt, upon termination of the Investment Period as a result of a Key Person Event, the Company may continue to draw down Commitments to the extent set forth in Section 6.1.

Lender	(i) any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

Lender Power	As set forth in Section 4.2(a).

majority-in-interest	As set forth in Section 3.8.

Members	Collectively, the Common Unitholders and the Preferred Unitholders.

Nominating and Corporate Governance Committee	As set forth in Section 3.4(b)(i).

Officers	As set forth in Section 3.4(c).

Other Agreement	As set forth in Section 12.6(k).

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Plan	(i) Any employee benefit plan subject to Part 4 of Title I of ERISA; (ii) any plan to which Code Section 4975 applies (which includes a trust described in Code Section 401(a) that is exempt from tax under Code Section 501(a), a plan described in Code Section 403(a), an IRA or annuity described in Code Section 408 or Section 408A, a medical savings account described in Code Section 220(d), a health savings account described in Code Section 223(d) and an education savings account described in Code Section 530); (iii) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (generally because 25 percent or more of a class of equity interests in the entity is owned by plans); (iv) the portion of any insurance company’s general account assets that are considered “plan assets” and (except if the entity is an investment company registered under the Investment Company Act) the assets of any insurance company separate account or bank common or collective trust in which plans invest, as well as entities deemed to hold the assets of any of the foregoing accounts; and (v) a benefit plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Plan Assets Regulation	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Portfolio Company	Any entity in which the Company holds an Investment.

PPM	The private placement memorandum, as amended or supplemented from time to time, prepared by the Company with respect to the offering of Units.

Preferred Appointed Directors	As set forth in Section 3.4(a).

Preferred Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Preferred Units of the Company.

Preferred Units	Preferred units of limited liability company interests in the Company.

Price per Unit	As set forth in Section 3.3(c).

RIC	A regulated investment company as defined in the Code.

SEC	As set forth in Section 3.4(b)(ii).

Securities Act	The U.S. Securities Act of 1933, as amended.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Units.

Subsequent Closing Date	As set forth in Section 3.3(b).

Transfer	As set forth in Section 9.1(a).

Undrawn Commitment	As set forth in Section 3.3(c).

Unitholders	The Preferred Unitholders and the Common Unitholders

Units	Common Units and/or Preferred Units, as the context requires.

SCHEDULE A

Schedule of Directors

Name

David Miller, Chair

Joan Binstock

Bruce Frank

Kevin Shannon

Jeffrey S. Levin

Adam Metz

A-1

SCHEDULE B

Schedule of Officers

Name	Position

Jeffrey S. Levin	Chief Executive Officer and President

Orit Mizrachi	Chief Operating Officer and Secretary

Venugopal Rathi	Chief Financial Officer and Treasurer

Grove Stafford	Chief Compliance Officer

B-1